Registration Statement No. 333-178202

Filed pursuant to Rule 424(b)(3)

Amendment dated July 8, 2014 to

Pricing Supplement No. 6, dated December 2, 2011 and Pricing Supplement No. 79, dated June 24, 2014 to Prospectus Supplement and Prospectus each dated November 28, 2011 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)

Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between June 4, 2014 and July 2, 2014:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,000,000	84.901%	$1,698,020	June 5, 2014
$1,500,000	85.209%	$1,278,135	June 13, 2014
$3,000,000	84.760%	$2,542,800	June 17, 2014
$5,000,000	84.760%	$4,238,000	June 17, 2014
$5,000,000	86.997%	$4,349,850	June 26, 2014

Linked to the MLCX Biofuels Index (Exchange Series)

— Total Return

Due October 24, 2022

The following issuances involved scheduled settlement between May 20, 2014 and July 2, 2014:(1)

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$100,000	111.419%	$111,419	May 20, 2014

(1)  The issuance provided above linked to the MLCX Biofuels Index (Exchange Series) — Total Return was not included in Registration Statement No. 333-178202 filed pursuant to Rule 424(b)(3) on June 5, 2014.

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$16,600,000	84.461%	$14,472,835	$1,864.10 (1)

(1)           The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. As of the filing of these pricing supplements, there are unused registration fees of $20,284.79 that have been paid in respect of the securities covered by pricing supplement No. 6 and No. 79 under the registration statement on Form F-3 (No. 333-178202) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $18,420.69 remain available for future offerings for such pricing supplements described above.